                                                                   EXHIBIT 12

                               HCC INDUSTRIES INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)

                                                     For the Nine Months Ended
                                                     --------------------------
                                                     December 26,  December 27,
                                                         1998         1997
                                                     ------------  ------------
Earnings:

     Earnings before taxes and extraordinary item      $ 6,540       $ 3,205

     Add:  Fixed Charges*                                8,233         7,751
                                                       -------       -------
                                                       $14,773       $10,956
                                                       -------       -------
                                                       -------       -------
* Fixed Charges:

     Interest expense                                  $ 8,233       $ 7,751
                                                       -------       -------
                                                       $ 8,233       $ 7,751
                                                       -------       -------
                                                       -------       -------
Ratio of Earnings to Fixed Charges                         1.8           1.4
                                                       -------       -------
                                                       -------       -------

*The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, "earnings" consist of earnings before taxes and extraordinary item plus fixed charges. Fixed Charges consist of interest expense and amortization of debt issuance costs.